Exhibit 99.1

Investor Contact: Richard Fish Chief Financial Officer 720-479-3538 Rich.Fish@wowinc.com

WOW! INTERNET, CABLE & PHONE

ANNOUNCES A REFINANCING OF ITS TERM LOAN B-1

Englewood, CO—(May 11, 2016) WOW! Internet, Cable & Phone (“WOW!” or the “Company”), a leading fully integrated provider of residential and commercial high-speed data, video and telephony services to customers in the United States, announced today that the Company has entered into a fifth amendment (the “Fifth Amendment”) to its Credit Agreement, originally dated as of July 17, 2012, and as subsequently amended, among the Company and the other parties thereto.

The Fifth Amendment, among other provisions, provides for the addition of an incremental $432.5 million in new Term B Loans, having a maturity in April 2019 and which bear interest, at the Company’s option, at LIBOR plus 3.50% or ABR plus 2.50% and includes a 1.00% LIBOR floor. Proceeds from the issuance of the new Term B Loans were used to repay all remaining $382.5 million outstanding principal under the Company’s Term B-1 Loans which had a maturity of July 2017 and which bore interest, at the Company’s option, at LIBOR plus 3.00% or ABR plus 2.00% and which included a 0.75% LIBOR floor. The incremental $50.0 million in new Term B Loans will be utilized by the Company for general corporate purposes.

Additional information about WOW!’s business and operating results is contained in WOW!’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2016, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2016.

About WOW!

WOW! has been one of the nation’s leading providers of high-speed Internet, cable TV and phone serving communities in the U.S. Our operating philosophy is to deliver an employee and customer experience that lives up to its name. WOW! is privately owned and controlled by Avista Capital Partners and Crestview Partners.  For more information, please visit www.wowway.com.